Exhibit 99

NEWS

For Release January 28, 2004 at 10:41 a.m. PST:

WJ Communications	Investor Relations Contacts:
Fred Krupica	Chris Danne, Rakesh Mehta
Chief Financial Officer	the blueshirt group for WJ Communications
408-577-6261	415-217-7722
fred.krupica@wj.com	chris@blueshirtgroup.com
rakesh@blueshirtgroup.com

WJ Communications Announces Underwriter’s Exercise of Over-Allotment Option and Closing of Common Stock Offering

January 28, 2004 San Jose, CA – WJ Communications, Inc. (Nasdaq: WJCI), a leading designer and supplier of high-performance RF semiconductors and multi-chip modules (MCM), today announced the closing of the previously announced underwritten public offering of its 2 million newly issued shares of common stock at $5.75 per share which resulted in gross proceeds to the Company of approximately $11.5 million.  In addition, certain selling stockholders, including the Company’s controlling stockholder Fox Paine Capital Fund, L.P., closed on 12.49 million currently outstanding shares of common stock in the underwritten public offering, at the same price, which included 1.89 million shares the underwriters elected to purchase prior to the closing pursuant to its over-allotment option.  J.P. Morgan Securities Inc. is serving as the sole book-running manager for the underwritten offering and Bear, Stearns & Co. Inc., CIBC World Markets Corp. and Wells Fargo Securities, LLC are serving as co-managers.

The Company plans to use the net proceeds it received from the offering for general corporate purposes, to fund working capital and for potential strategic transactions. The Company did not receive any proceeds from the sale of shares by the selling stockholders.

This news release is neither an offer to sell nor the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.  The offering may only be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by contacting J.P. Morgan Securities Inc., 277 Park Avenue, New York, New York  10172.

About WJ Communications

WJ Communications, Inc. is a leading RF semiconductor company focusing on the design and manufacture of high-quality devices, chipsets and multi-chip modules (MCMs) for telecommunications, RF identification (RFID) and homeland security systems worldwide.  WJ’s highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets and MCM products are used to transmit, receive and process signals that enable current and next generation wireless and wireline services.  For more information visit www.wj.com or call (408) 577-6200.  The information contained in the Company’s website is not part of the offering described in this news release nor is it incorporated by reference into this news release.

This release contains forward-looking statements including statements as to the expected gross proceeds of the offering, the expected closing and the Company’s plans with respect to use of gross proceeds of the offering.  These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs.  Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks,” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements.  These statements involve a number of risks and uncertainties including those contained in the Company’s SEC filings.  Readers of this release are cautioned not to place undue reliance on these forward-looking statements.  The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.